EXHIBIT 99.1

PRESS RELEASE
NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	May 4, 2010

CONTACT:	DAVID B. RAMAKER
(989) 839-5269

GRACE SHEARER AND JAMES MEYER NAMED TO CHEMICAL FINANCIAL
CORPORATION BOARD OF DIRECTORS

          Midland, MI ... May 4, 2010 ... Chemical Financial Corporation today announced that Grace O. Shearer, retired CEO, West Michigan Heart, P.C. and James B. Meyer, past Chairman of the Board, President and CEO, Spartan Stores, Inc., were appointed to the Board of Directors of Chemical Financial Corporation, expanding the Board to 15 members. Both were directors of O.A.K. Financial Corporation, and its wholly-owned subsidiary Byron Bank, which was acquired by Chemical Financial Corporation on April 30, 2010.

          "We are very pleased that Grace and Jim have joined the Chemical Financial Corporation Board. Their leadership, business expertise, knowledge of community banking, and intimate involvement in the greater Grand Rapids community will provide invaluable guidance as we expand our presence in West Michigan," said David B. Ramaker, Chairman of the Board, Chief Executive Officer and President of Chemical Financial Corporation.

          Mrs. Shearer, who has been a director of O.A.K. Financial Corporation since 2002, is the retired CEO of West Michigan Heart, P.C., a leading cardiology service provider in West Michigan. Mrs. Shearer was vice president of operations for St. Mary's Hospital and in 1992 served as interim Chief Executive Officer. Active in a variety of civic and charitable affairs, she was past Chairperson for Pine Rest Christian Mental Health Services, President of the Rotary Club of Grand Rapids and its Foundation. She has served on the boards of Calvin College and the Grand Rapids Chamber of Commerce. Mrs. Shearer received her B.A. from the University of Michigan and her M.B.A. from Eastern Michigan University.

          Mr. Meyer, who joined the Board of O.A.K. Financial Corporation in 2004, retired from Spartan Stores, Inc, a leading food services wholesaler and retailer, in 2003, after 30 years with the company. Under his leadership sales grew to over $2 billion annually. He was elected President and Chief Operating Officer of Spartan Stores in 1997 and a year later was named Chief Executive Officer. He was elected Chairman of the Board and CEO in 2000. He currently serves as Chairman of the Board of Heart of West Michigan United Way and of Davenport University. He is also on the boards of Hope Network and Unity Christian High School's Education Foundation. Mr. Meyer received his B.S. in business from Ferris State University and is a certified public accountant.

          Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Corporation operates through 144 banking offices spread over 32 counties in the lower peninsula of Michigan. Chemical Financial Corporation's common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Global Select Market. More information on Chemical Financial Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

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